Exhibit 99.1
Contact:
Dr. Rajesh C. Shrotriya
Chairman, President and CEO
(949) 743-9295
Spectrum Announces Strategic Alliance with Par
Pharmaceutical Companies, Inc. for Sales and
Distribution of Spectrum’s Generic Product Line
•	Spectrum to receive over $10 million in milestone payments on achievement of specified regulatory approvals and equity investment

•	Agreement covers both current and future generic drugs, including sumatriptan injection filed with Paragraph IV certification

•	PAR will assume all financial responsibility for litigation with GSK related to the sumatriptan injection paragraph IV filing

•	Spectrum and PAR will share profits from the sale of Spectrum’s generic drugs
     IRVINE, Calif., February 23, 2006 — Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that it has entered into a strategic alliance with Par Pharmaceutical Companies, Inc. (NYSE: PRX) for the sale and distribution of Spectrum’s generic drugs. As of the date of signing the agreement, Spectrum had three Abbreviated New Drug Applications (ANDAs) approved, and nine under review by the United States Food and Drug Administration (FDA). The agreement also covers additional ANDAs currently being developed by Spectrum. Spectrum will receive certain milestone payments on achievement of specified regulatory approvals and the parties shall share the profits from the sale of Spectrum’s generic products. In addition, Par shall provide financial and legal support for the ongoing patent challenge for sumatriptan injection. Par also has agreed to make an equity investment in Spectrum during the next 24 months, at Spectrum’s request. Additional financial terms of the agreement were not disclosed.
     “Our alliance with Par represents an important strategic step in the implementation of our strategic plan,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “We are very pleased to have Par as our partner as they have the expertise in the field of generics, financial strength and drug distribution skills. I believe our complementary skills and experience will enhance and expedite the development of our generics program, including what we hope will be a successful paragraph IV challenge for sumatriptan injection. Their knowledge and experience in the pharmaceutical marketplace will be a key factor in the future success for our current and future generic drugs.”

     “We are very pleased to begin working with the team at Spectrum,” said Scott Tarriff, President and Chief Executive Officer of Par. “Par is very impressed by the progress Spectrum has achieved in both the generic and proprietary arenas. Our collaboration provides Par access to injectable and ophthalmic pharmaceuticals, including sumatriptan injection, a very promising first-to-file opportunity.”
About Spectrum Pharmaceuticals
     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.
About Par Pharmaceutical
     Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. In 2005, Par received approval for and introduced Megace® ES, its first branded pharmaceutical product, and expects to launch its second in 2006. Par’s Generic Products Division is committed to providing high-quality pharmaceuticals that are affordable and accessible to patients. Par manufactures, markets or licenses more than 100 generic drugs. For press release and other company information, visit www.parpharm.com.
     Forward-looking statements
     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, that Spectrum will receive over $10 million in milestone payments on achievement of specified regulatory approvals and an equity investment from Par, that PAR will generate profits from the sale of Spectrum’s generic drugs, that the parties complementary skills and experience will enhance and expedite the development of Spectrum’s generics program, a successful paragraph IV challenge for sumatriptan injection, that Par’s knowledge and experience in the pharmaceutical marketplace will be a key factor in the future success for Spectrum’s current and future generic drugs and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the uncertainties involved in and unpredictability of litigation, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. Representatives of Par provided the information under “About Par Pharmaceutical” to Spectrum and therefore, Spectrum has not verified the accuracy of those statements.
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